Exhibit 99.1

PRECISION OPTICS CORPORATION
22 EAST BROADWAY GARDNER, MASSACHUSETTS 01440-3338 Telephone 978 / 630-1800 Telefax 978 / 630-1487
POC:24-0348

NEWS RELEASE
FOR IMMEDIATE RELEASE	Monday, July 19, 2004

PRECISION OPTICS CORPORATION

ANNOUNCES SUCCESSFUL COMPLETION

OF RIGHTS OFFERING

GARDNER, Massachusetts - Precision Optics Corporation, Inc. (Nasdaq: POCI) announced today that it has completed a previously announced rights offering.  Stockholders exercised subscription rights to purchase the entire 5,256,159 shares of common stock offered at a subscription price of $1.00 per share, raising gross proceeds of $5,256,159.

There were 1,324,666 shares purchased through the exercise of basic subscription rights and an additional 3,931,493 shares purchased through the over subscription privilege. The Company received subscriptions for a total of 7,554,093 shares, exceeding the total number of shares offered by 2,297,934 shares, or 43.7%.

The Company intends to use the net proceeds of the rights offering to expand its line of medical and industrial endoscopic products, to develop instruments for single-molecule and nanotechnology applications, and for general corporate purposes.

About Precision Optics

Precision Optics Corporation, a leading developer and manufacturer of advanced optical instruments since 1982, designs and produces high-quality optical thin film coatings, medical instruments, and other advanced optical systems.  The Company’s medical instrumentation line includes laparoscopes, arthroscopes and endocouplers and a world-class product line of 3-D endoscopes for use in minimally invasive surgical procedures.

The Company is currently developing specialty instruments incorporating its patent-pending LENSLOCKTM technology which ensures lower cost, easier repairability and enhanced durability as well as ultra-small instruments (some with lenses less than one millimeter in diameter) utilizing patent-pending micro-precisionTM lens technology. The Company is also exploring new initiatives in single-molecule technology and nanotechnology for biomedical and other applications.

Precision Optics Corporation is certified to the ISO 9001 Quality Standard, and complies with the FDA Good Manufacturing Practices and the European Union Medical Device Directive for CE Marking of its medical products.  The Company’s Internet Website is www.poci.com.

Forward-Looking Statements

Forward-looking statements contained in this news release, including those related to the Company’s products under development, are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. These risks and uncertainties, many of which are not within the Company’s control, include, but are not limited to, the uncertainty and timing of the successful development of the Company’s new products; the risks associated with reliance on a few key customers; the Company’s ability to maintain compliance with requirements for continued listing on the NASDAQ SmallCap Market; the Company’s ability to attract and retain personnel with the necessary scientific and technical skills, the timing and completion of significant orders; the timing and amount of the Company’s research and development expenditures; the timing and level of market acceptance of customers’ products for which the Company supplies components; performance of the Company’s vendors; the ability of the Company to control costs associated with performance under fixed price contracts; and the continued availability to the Company of essential supplies, materials and services; and the other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including but not limited to, the Company’s Annual Report on Form 10-KSB for the year ended June 30, 2003.

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